EXHIBIT 99.1

GLOBAL MOBILETECH ANNOUNCES SECOND QUARTER FISCAL 2013 FINANCIAL RESULTS

SPOKANE, WASHINGTON, February 6, 2013 -- Global MobileTech, Inc. (OTCBB: GLMB), a leading mobile communications service and content provider in Asia, today announced its results for the second quarter fiscal 2013.

Financial highlights for Q2, 2013 compared to Q2, 2012 include the following:

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Revenue: $4.50M vs $4.38M ($0.12M or 3% increase)

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Gross profit: $1.36M vs $1.29M ($0.07M or 6% increase)

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Gross profit margin: 30.0% vs 29.4% (80 basis point increase)

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Operating income: $412,000 vs $427,000 ($15,000 or 3.6% decrease)

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Net income: $381,000 vs $375,000 ($6,000 or 1.5% increase)

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Diluted EPS: $0.05/share vs $0.07/share ($0.02 decrease)

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Diluted weighted average number of common shares outstanding: 7,688,803 vs 5,042,586 (52.5% increase)

“We had a great second quarter across our company, with the mobile VoIP communications and advertising segment accelerating our revenue and income,” said Mohd Aris Bernawi, the Company’s Chairman and Chief Executive Officer.

“Mobile and e-commerce continues to be a game changer for us.  We are consistently demonstrating our capabilities to help our customers to compete in a rapidly evolving, e-commerce environment with our second generation mobile communication technology.” Bernawi continued, “Looking ahead into the third quarter, our goal is to grow at faster than market growth rates while making selective investments in e-commerce and human resource development.”

ABOUT GLOBAL MOBILETECH, INC.

Global MobileTech provides a proprietary technology platform used to deliver mobile communication services and mobile advertising to users participating in a rewards program.  The rewards program allows users to earn rewards points that may be used for free long distance and international calls and other incentives in return for their participation in the program.  Global MobileTech provides its patented technology to channel and private label partners and operates the MobiCAST and MobiREWARDS programs.  Its principal user base is located in Malaysia and Hong Kong.  In addition, Global MobileTech operates an alternative energy segment providing biomass energy consulting services in South East Asia.

Safe Harbor Statement:

Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Global MobileTech, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

FOR MORE INFORMATION contact

Valerie Looi (509) 723-1312

valerie.looi@globalmobiletech.com